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                                                                     EXHIBIT 5.1


                                January 27, 2000

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Washington  98033

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-1 initially filed by Nextel Partners, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on January 27, 2000 (Registration No. 333-_____) relating to the registration under the Securities Act of 1933, as amended, of up to 27,025,000 shares of the Company's Class A Common Stock, $0.001 par value per share, being offered by the Company (the "Shares"). The Shares are to be sold to the underwriters named in the Registration Statement for resale to the public.

            As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Shares.

            We are of the opinion that the Shares to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,



                                        SUMMIT LAW GROUP
                                        a professional limited liability company